TRICO MARINE SERVICES, INC.

                           EXHIBIT 12

          STATEMENT OF COMPUTATION OF RATIO OF EARNINGS
                        TO FIXED CHARGES

                  (In thousands, except ratios)


                                         Two months                                    Nine months
                                            ended                                         ended
                                        December 31,     Year ended December 31,      September 30,
                                             1993       1994     1995(1)    1996      1996     1997
Income (loss) before extraordinary item   $  846        $486    $(1,299)  $10,891    $364    $24,446

Income tax expense (benefit)                 564         226       (670)    5,814   2,788     13,164



Earnings from continuing operations       $1,410        $712    $(1,969)  $16,705  $7,988    $37,610
 before income taxes and extraordinary
 item


Fixed charges
 Interest on long-term debt               $  620      $3,767     $3,850    $2,282  $1,710     $3,677

 Amortization of deferred                     60         344        381       197     217        144
       financing costs
              Total fixed charges         $  680      $4,111     $4,231    $2,479  $1,138     $3,821




Earnings from continuing operations
 before income taxes and fixed charges    $2,090      $4,823     $2,262   $19,184  $9,915    $41,431



Ratio of earnings to fixed charges           3.1         1.2        0.5       7.7     5.1       10.8
fixed charges


(1) Earnings were insufficient to cover fixed charges, and fixed charges exceeded earnings by approximately $2.0 million.




             STATEMENT OF COMPUTATION OF PRO FORMA
               RATIO OF EARNINGS TO FIXED CHARGES
                  (in thousands except ratios)


                                            Year ended     Nine Months
                                            December 31,      ended
                                                           September 30,
                                                   1996            1997
                                                   ----            ----
Income before extraordinary item                $ 5,066         $37,388
Income tax expense (benefit)                      3,506          17,292
Earnings from continuing operations before
 income taxes and extraordinary item            $ 8,572         $54,680
Fixed charges
 Interest on long-term debt                     $19,162         $19,967
 Amortization of deferred financing costs           263             144
   Total fixed changes                          $19,425         $20,111
Earnings from continuing operations before      $27,997         $74,791
 income taxes and fixed charges
Ratio of earnings to fixed charges                  1.4             3.7